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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
CKS Group, Inc.

        We consent to the incorporation by reference in the registration statements (Nos. 333-3412, 333-18085, 333-22953, 333-23783, 333-24763,
333-25447, 333-27331, 333-38825 and 333-41109) on Forms S-8 and S-3 of CKS
Group, Inc. of our reports dated December 15, 1997, relating to the consolidated balance sheets of CKS Group, Inc. and subsidiaries as of November 30, 1997 and 1996, and related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended November 30, 1997, and the related schedule, which reports appear in the November 30, 1997, annual report on Form 10-K of CKS Group, Inc.


                                        /s/ KPMG PEAT MARWICK LLP


San Jose, California
February 27, 1998